Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:        Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011
M/I Homes Reports Record Results

Columbus, Ohio (February 5, 2004) - M/I Homes, Inc. (NYSE:MHO) announced record results for the fourth quarter and year ended December 31, 2003. This represents the Company’s eighth consecutive year of record results.

For the fourth quarter, net income was the highest for any quarter in the Company’s 27-year history. Net income was $25.0 million, up 57%, and diluted earnings per share were $1.69, up 64%, over 2002’s $15.9 million and $1.03. For 2003, net income was $81.7 million and diluted earnings per share were $5.51. Net income increased 23% from 2002’s $66.6 million and diluted earnings per share increased 28% from 2002’s $4.30.

As previously reported, the Company achieved an all-time quarterly record in homes delivered, delivering 1,339 homes in the fourth quarter – a 13% increase over 2002. Homes delivered for the twelve months ended December 31, 2003, increased slightly to 4,148 from 4,140 in 2002. All-time record new contracts of 4,485 were 9% higher than 2002’s new contracts of 4,130 for the same period. New contracts for the fourth quarter decreased 4% to 874, with active subdivisions declining to 135 versus 140 a year ago.

The Company’s units, sales value and average sales price in backlog of homes also surpassed previous year-end records, reaching 2,658 units with a value of $704 million and an average sales price of $265,000. This compares to units of 2,321 with a value of $567 million and an average sales price of $244,000 at December 31, 2002.

Robert H. Schottenstein, Chief Executive Officer and President, commented, " We are very pleased to announce our eighth consecutive year of record results. In particular, our fourth quarter represented the strongest quarter in M/I’s history - reaching new records in revenue, net income, diluted earnings per share, and homes delivered. The quarter results were indicative of our annual results where numerous records were achieved. In 2003, we also strengthened our balance sheet with year-end shareholders’ equity exceeding $400 million and book value per share exceeding $28. We also significantly enhanced our land position as planned – purchasing $220 million of land."

Schottenstein continued, "Our record results were led by our gross and operating margins, with gross margins of 25.5% and operating margins of 13.5% for the year. With our record year-end backlog of $704 million, the strength of our land position and balance sheet, and our continued focus on customer service and profitability, we believe that 2004 will be our ninth consecutive record income year, producing diluted earnings per share between $5.95 and $6.10. We are also happy to report that January, 2004 new contracts were a record, rising 23% over January, 2003 levels."

The Company will broadcast live its earnings conference call today at 4:00 p.m. EST. To hear the call, log on to the M/I Homes’ website at www.mihomes.com , click on "Investor Relations" section of the site, and select "Listen to the Conference Call." The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through February 5, 2005.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 56,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; Virginia and Maryland.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition, the impact of war on the economy, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002

Revenue	$350,911	$297,515	$1,069,563	$1,033,025

Net income	$24,950	$15,894	$81,730	$66,612

Earnings per share
Basic	$1.74	$1.05	$5.66	$4.41
Diluted	$1.69	$1.03	$5.51	$4.30

Weighted average shares outstanding
Basic	14,372	15,075	14,428	15,104
Diluted	14,771	15,411	14,825	15,505

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002

Revenue	$350,911	$297,515	$1,069,563	$1,033,025
Gross margin	85,209	68,480	272,837	249,273
General and administrative expense	18,264	18,590	59,622	61,484
Selling expense	21,867	18,914	68,479	64,779

Operating income	45,078	30,976	144,736	123,010
Interest expense	3,591	3,578	9,637	13,810

Income before income taxes	41,487	27,398	135,099	109,200
Income taxes	16,537	11,504	53,369	42,588

Net income	$24,950	$15,894	$81,730	$66,612

Additional Information :
Financial services revenue	$7,640	$5,712	$28,737	$23,812
Financial services pre-tax income	$4,843	$3,138	$20,093	$15,590

Units :
New contracts	874	907	4,485	4,130
Homes delivered	1,339	1,187	4,148	4,140

	December 31,
	2003	2002
Backlog :
Units	2,658	2,321
Aggregate sales value	$704,000	$567,000
Average sales price	$265	$244

	December 31,
	2003	2002
Balance Sheet :
Homebuilding inventory	$598,884	$451,217
Homebuilding debt	155,614	62,658
Shareholders’ equity	402,409	339,729
Book value per share	$28.28	$22.97